Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Community Health Systems, Inc.
Franklin, Tennessee

We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment effective January 1, 2006, which resulted in the Company changing the method in which it accounts for share-based compensation.

/s/  Deloitte & Touche LLP

Nashville, Tennessee
February 20, 2007
(September 20, 2007 as to Notes 13 and 15)

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except share and per share data)

Net operating revenues	$4,365,576	$3,738,320	$3,203,507

Operating costs and expenses:
Salaries and benefits	1,741,223	1,486,407	1,279,136
Provision for bad debts	547,781	377,596	324,643
Supplies	510,351	448,210	389,584
Rent	97,104	87,210	76,986
Other operating expenses	897,091	765,697	639,037
Minority interest in earnings	2,795	3,104	2,494
Depreciation and amortization	188,771	164,563	149,155

Total operating costs and expenses	3,985,116	3,332,787	2,861,035

Income from operations	380,460	405,533	342,472
Interest expense, net of interest income of $1,779, $5,742 and $526 in 2006, 2005 and 2004, respectively	102,299	94,613	75,256
Loss from early extinguishment of debt	—	—	788

Income from continuing operations before income taxes	278,161	310,920	266,428
Provision for income taxes	106,682	120,782	104,071

Income from continuing operations	171,479	190,138	162,357
Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	(657)	(10,505)	(7,279)
Net loss on sale of hospitals	(2,559)	(7,618)	(2,020)
Impairment of long-lived assets of hospital held for sale	—	(4,471)	(1,625)

Loss on discontinued operations	(3,216)	(22,594)	(10,924)

Net income	$168,263	$167,544	$151,433

Earnings per common share—basic:
Income from continuing operations	$1.81	$2.15	$1.70
Loss on discontinued operations	$(0.04)	$(0.26)	$(0.12)

Net income	$1.77	$1.89	$1.58

Earnings per common share—diluted:
Income from continuing operations	$1.78	$2.02	$1.62
Loss on discontinued operations	$(0.03)	$(0.23)	$(0.11)

Net income	$1.75	$1.79	$1.51

Weighted average number of shares outstanding:
Basic	94,983,646	88,601,168	95,643,733

Diluted	96,232,910	98,579,977	105,863,790

See notes to consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$40,566	$104,108
Patient accounts receivable, net of allowance for doubtful accounts of $478,565 and $346,024 in 2006 and 2005, respectively	773,984	656,029
Supplies	113,320	95,200
Deferred income taxes	13,249	4,128
Prepaid expenses and taxes	32,385	33,377
Other current assets	47,880	21,367

Total current assets	1,021,384	914,209

Property and equipment:
Land and improvements	163,988	121,637
Buildings and improvements	1,634,893	1,307,978
Equipment and fixtures	831,485	699,024

	2,630,366	2,128,639
Less accumulated depreciation and amortization	(643,789)	(517,648)

Property and equipment, net	1,986,577	1,610,991

Goodwill	1,336,525	1,259,816

Other assets, net of accumulated amortization of $92,921 and $78,599 in 2006 and 2005, respectively	162,093	149,202

Total assets	$4,506,579	$3,934,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$35,396	$19,124
Accounts payable	247,747	189,940
Current income taxes payable	7,626	19,811
Accrued liabilities:
Employee compensation	162,188	121,775
Interest	7,122	8,591
Other	115,204	78,162

Total current liabilities	575,283	437,403

Long-term debt	1,905,781	1,648,500

Deferred income taxes	141,472	157,579

Other long-term liabilities	160,370	126,159

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 95,026,494 shares issued and 94,050,945 shares outstanding at December 31, 2006 and 94,539,837 shares issued and 93,564,288 shares outstanding at December 31, 2005	950	945
Additional paid-in capital	1,195,947	1,208,930
Treasury stock, at cost, 975,549 shares at December 31, 2006 and 2005	(6,678)	(6,678)
Unearned stock compensation	—	(13,204)
Accumulated other comprehensive income	5,798	15,191
Retained earnings	527,656	359,393

Total stockholders’ equity	1,723,673	1,564,577

Total liabilities and stockholders’ equity	$4,506,579	$3,934,218

See notes to consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated	Retained
			Additional			Unearned	Other	Earnings
	Common Stock		Paid-in	Treasury Stock		Stock	Comprehensive	(Accumulated
	Shares	Amount	Capital	Shares	Amount	Compensation	Income (Loss)	Deficit)	Total
	(In thousands, except share data)

BALANCE, December 31, 2003	99,657,532	$997	$1,315,959	$(975,549)	$(6,678)	$(2)	$(103)	$40,416	$1,350,589
Comprehensive Income:
Net income	—	—	—	—	—	—	—	151,433	151,433
Net change in fair value of interest rate swaps, net of tax expense of $3,459	—	—	—	—	—	—	6,149	—	6,149

Total comprehensive income	—						6,149	151,433	157,582
Repurchase of common stock	(12,000,000)	(120)	(290,400)	—	—	—	—	—	(290,520)
Issuance of common stock in connection with the exercise of options	701,641	7	9,893	—	—	—	—	—	9,900
Issuance of common stock to employee benefit plan	232,560	2	6,151	—	—	—	—	—	6,153
Tax benefit from exercise of options and offering costs	—	—	6,285	—	—	—	—	—	6,285
Earned stock compensation	—	—	—	—	—	2	—	—	2

BALANCE, December 31, 2004	88,591,733	$886	$1,047,888	(975,549)	$(6,678)	$—	$6,046	$191,849	$1,239,991
Comprehensive Income:
Net income	—	—	—	—	—	—	—	167,544	167,544
Net change in fair value of interest rate swaps, net of tax expense of $5,019	—	—	—	—	—	—	8,923	—	8,923
Net change in fair value of available for sale securities							222	—	222

Total comprehensive income							9,145	167,544	176,689
Repurchases of common stock	(2,239,700)	(22)	(79,830)	—	—	—	—	—	(79,852)
Issuance of common stock in connection with the exercise of options	3,134,721	31	49,543	—	—	—	—	—	49,574
Issuance of common stock in connection with the conversion of convertible debt	4,495,083	44	148,576	—	—	—	—	—	148,620
Restricted stock grant	558,000	6	18,160	—	—	(18,160)	—	—	6
Tax benefit from exercise of options	—	—	24,453	—	—	—	—	—	24,453
Earned stock compensation	—	—	—	—	—	4,956	—	—	4,956
Miscellaneous	—	—	140	—	—	—	—	—	140

BALANCE, December 31, 2005	94,539,837	$945	$1,208,930	(975,549)	$(6,678)	$(13,204)	$15,191	$359,393	$1,564,577
Comprehensive Income:
Net income	—	—	—	—	—	—	—	168,263	168,263
Net change in fair value of interest rate swaps, net of tax benefit of $931	—	—	—	—	—	—	(1,654)	—	(1,654)
Net change in fair value of available for sale securities	—	—	—	—	—	—	562	—	562
Adjustment to adopt FASB statement No. 158, net of tax benefit of $5,465	—	—	—	—	—	—	(8,301)	—	(8,301)

Total comprehensive income							(9,393)	168,263	158,870
Repurchases of common stock	(5,000,000)	(50)	(176,265)	—	—	—	—	—	(176,315)
Issuance of common stock in connection with the exercise of options	867,833	9	14,564	—	—	—	—	—	14,573
Issuance of common stock in connection with the conversion of convertible debt	4,074,510	41	137,157	—	—	—	—	—	137,198
Restricted stock grant	—	—	—	—	—	—	—	—	—
Tax benefit from exercise of options	—	—	4,750	—	—	—	—	—	4,750
Earned stock compensation	544,314	5	20,068	—	—	—	—	—	20,073
Reclassification of unearned stock compensation	—	—	(13,257)	—	—	13,204	—	—	(53)

BALANCE, December 31, 2006	95,026,494	$950	$1,195,947	(975,549)	$(6,678)	$—	$5,798	$527,656	$1,723,673

See notes to consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities:
Net income	$168,263	$167,544	$151,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188,771	166,162	158,380
Deferred income taxes	(25,228)	9,889	41,902
Stock compensation expense	20,073	4,957	2
Excess tax benefits relating to stock-based compensation	(6,819)	—	—
Loss on early extinguishment of debt	—	—	788
Minority interest in earnings	2,795	3,104	1,578
Impairment on hospital held for sale	—	6,718	2,539
Loss on sale of hospitals	3,937	6,295	2,186
Other non-cash expenses, net	500	740	669
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(71,141)	(47,455)	(31,814)
Supplies, prepaid expenses and other current assets	(4,544)	(16,838)	(13,549)
Accounts payable, accrued liabilities and income taxes	52,151	84,956	(24,371)
Other	21,497	24,977	36,007

Net cash provided by operating activities	350,255	411,049	325,750

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	(384,618)	(158,379)	(133,033)
Purchases of property and equipment	(224,519)	(188,365)	(164,286)
Disposition of hospitals	750	51,998	7,850
Proceeds from sale of equipment	4,480	2,325	790
Increase in other assets	(36,350)	(34,851)	(29,800)

Net cash used in investing activities	(640,257)	(327,272)	(318,479)

Cash flows from financing activities:
Proceeds from exercise of stock options	14,573	49,580	9,900
Proceeds from issuance of senior subordinated notes	—	—	300,000
Stock buy-back	(176,316)	(79,853)	(290,520)
Deferred financing costs	(2,153)	(1,259)	(12,783)
Excess tax benefits relating to stock-based compensation	6,819	—	—
Redemption of convertible notes	(128)	(298)	—
Proceeds from minority investors in joint ventures	6,890	1,383	—
Redemption of minority investments in joint ventures	(915)	(3,242)	(3,522)
Distribution to minority investors in joint ventures	(3,220)	(1,939)	(1,238)
Borrowings under Credit Agreement	1,031,000	—	1,725,768
Repayments of long-term indebtedness	(650,090)	(26,539)	(1,668,709)

Net cash (used in) provided by financing activities	226,460	(62,167)	58,896

Net change in cash and cash equivalents	(63,542)	21,610	66,167
Cash and cash equivalents at beginning of period	104,108	82,498	16,331

Cash and cash equivalents at end of period	$40,566	$104,108	$82,498

See notes to consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Summary of Significant Accounting Policies

Business.  Community Health Systems, Inc., through its subsidiaries (collectively the “Company”), owns, leases and operates acute care hospitals that are the principal providers of primary healthcare services in non-urban communities. As of December 31, 2006, the Company owned, leased or operated 77 hospitals, licensed for 9,117 beds in 22 states. Pennsylvania represents the only area of geographic concentration; net operating revenues generated by the Company’s hospitals in that state, as a percentage of consolidated net operating revenues, were 21.0% in 2006, 22.1% in 2005 and 19.0% in 2004.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Principles of Consolidation.  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have minority stockholders. The amount of minority interest in equity is not material and is included in other long-term liabilities on the consolidated balance sheets and minority interest in income or loss is disclosed separately on the consolidated statements of income.

Cost of Revenue.  The majority of the Company’s operating expenses are “cost of revenue” items. Operating costs that could be classified as general and administrative by the Company would include the Company’s corporate office costs, which were $88.9 million, $67.5 million and $47.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash Equivalents.  The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Supplies.  Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

Marketable Securities.  The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). Currently, all of the Company’s marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value as determined by quoted market prices, with unrealized gains and losses reported as a separate component of stockholders’ equity. Interest and dividends on securities classified as available-for-sale are included in net revenue. Accumulated other comprehensive income included an unrealized gain of $0.6 million and $0.2 million at December 31, 2006 and December 31, 2005, respectively, related to these available-for-sale securities. The gross realized gains and losses from the sale of available-for-sale securities were not material in all periods presented.

Property and Equipment.  Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land and improvements (2 to 15 years; weighted-average useful life is 14 years), buildings and improvements (5 to 40 years; weighted-average useful life is 24 years) and equipment and fixtures (4 to 18 years; weighted-average useful life is 8 years). Costs capitalized as construction in progress were $61.2 million and $54 million at December 31, 2006 and 2005, respectively. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 34, “Capitalization of Interest Cost,” was $3.0 million for the year ended December 31, 2006, and $2.1 million for each of the years ended December 31, 2005 and 2004.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also leases certain facilities and equipment under capital leases (see Notes 3 and 8). Such assets are amortized on a straight-line basis over the lesser of the term of the lease or the remaining useful lives of the applicable assets.

Goodwill.  Goodwill represents the excess cost over the fair value of net assets acquired. Goodwill arising from business combinations is accounted for under the provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” and is not amortized. SFAS No. 142 requires goodwill to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected September 30th as its annual testing date.

Other Assets.  Other assets consist of costs associated with the issuance of debt, which are included in interest expense over the life of the related debt using the effective interest method, and costs to recruit physicians to the Company’s markets, which are deferred and amortized in amortization expense over the term of the respective physician recruitment contract, which is generally three years.

Third-Party Reimbursement.  Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 42% of net operating revenues for the year ended December 31, 2006, 43% of net operating revenues for the year ended December 31, 2005 and 42% of net operating revenues for the year ended December 31, 2004, are related to services rendered to patients covered by the Medicare and Medicaid programs. Included in the amounts received from Medicare are approximately 0.44% of net operating revenues for 2006, 0.47% for 2005 and 0.45% for 2004 related to Medicare outlier payments. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Final settlements under certain of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to the estimated billings are recorded in the periods that such adjustments become known. Adjustments to previous program reimbursement estimates are accounted for as contractual allowance adjustments and reported in the periods in which final settlements are determined. Adjustments related to final settlements or appeals increased revenue by an insignificant amount in each of the years ended December 31, 2006, 2005 and 2004. Amounts due to third-party payors were $55 million as of December 31, 2006 and $43 million as of December 31, 2005 and are included in accrued liabilities—other in the accompanying consolidated balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 2004.

Allowance for Doubtful Accounts.  Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company’s receivables are related to providing healthcare services to its hospitals’ patients.

The Company experienced a significant increase in self-pay volume and related revenue, combined with lower cash collections during the quarter ended September 30, 2006. The Company believes this trend reflects an increased collection risk from self-pay accounts, and as a result the Company performed a review and an alternative analysis of the adequacy of its allowance for doubtful accounts. Based on this review, the Company recorded a $65 million increase to its allowance for doubtful accounts to maintain an adequate allowance for doubtful accounts as of September 30, 2006. The Company believes that the increase in self-pay accounts is a result of current economic trends, including an increase in the number of uninsured patients, reduced enrollment under Medicaid programs such as Tenncare, and higher deductibles and co-payments for patients with insurance.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In conjunction with recording a $65 million increase to the allowance for doubtful accounts, the Company changed its methodology for estimating its allowance for doubtful accounts effective September 30, 2006, as follows: The Company will reserve a percentage of all self-pay accounts receivable without regard to aging category, based on collection history adjusted for expected recoveries and, if present, other changes in trends. For all other payor categories the Company will reserve 100% of all accounts aging over 365 days from the date of discharge. Previously, the Company estimated its allowance for doubtful accounts by reserving all accounts aging over 150 days from the date of discharge without regard to payor class. The Company believes its revised methodology provides a better approach to reflect changes in payor mix and historical collection patterns and to respond to changes in trends. The revised accounting methodology and the adequacy of resulting estimates will continue to be reviewed by monitoring historical cash collections as a percentage of trailing net revenues less provision for bad debts, as well as analyzing current period net revenue and admissions by payor classification, aged accounts receivable by payor, days revenue outstanding, and the impact of recent acquisitions and dispositions.

The effect of this change in estimate was to increase the allowance for doubtful accounts by $65 million which resulted in an after tax decrease of income from continuing operations of $40 million, or $0.42 per share (diluted) for the year ended December 31, 2006.

Concentrations of Credit Risk.  The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company’s facilities and are insured under third-party payor agreements. Because of the economic diversity of the Company’s facilities and non-governmental third-party payors, Medicare represents the only significant concentration of credit risk from payors. The following table presents accounts receivable, net of the related contractual allowance (in thousands):

	As of December 31,
	2006		2005
		Medicaid,		Medicaid,
		Managed Care,		Managed Care,
		Self-pay and		Self-pay and
	Medicare	Other	Medicare	Other

Gross accounts receivable	$499,419	$1,773,775	$433,369	$1,455,716
Contractual allowance	(382,614)	(638,031)	(349,807)	(537,225)

Accounts receivable, net of contractual allowance	$116,805	$1,135,744	$83,562	$918,491

Net Operating Revenues.  Net operating revenues are recorded net of provisions for contractual allowance of approximately $10,569 million, $8,893 million and $7,214 million in 2006, 2005 and 2004, respectively. Net operating revenues are recognized when services are provided. In the ordinary course of business the Company renders services to patients who are financially unable to pay for hospital care. Included in the provision for contractual allowance shown above, is the value (at the Company’s standard charges) of these services to patients who are unable to pay that is eliminated from net operating revenues when it is determined they qualify under the Company’s charity care policy. The value of these services was $222.9 million, $182.3 million and $133.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Also included in the provision for contractual allowance shown above is the value of administrative discounts provided to self-pay patients eliminated from net operating revenues which was $107.7 million, $82.5 million and $59.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Professional Liability Insurance Claims.  The Company accrues for estimated losses resulting from professional liability. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially determined projections and is discounted to its net present value. To the extent that subsequent claims information varies from management’s estimates, the liability is adjusted currently.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for the Impairment or Disposal of Long-Lived Assets.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

Income Taxes.  The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of income during the period in which the tax rate change becomes law.

Comprehensive Income.  Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

Accumulated Other Comprehensive Income consists of the following (in thousands):

				Accumulated
	Change in Fair	Change in Fair	Adjustment	Other
	Value of Interest	Value of Available	to Pension	Comprehensive
	Rate Swaps	for Sale Securities	Liability	Income

Balance as of December 31, 2004	$6,046	$—	$—	$6,046
2005 Activity, net of tax	8,923	222	—	9,145

Balance as of December 31, 2005	14,969	222	—	15,191
2006 Activity, net of tax	(1,654)	562	(8,301)	(9,393)

Balance as of December 31, 2006	$13,315	$784	$(8,301)	$5,798

Segment Reporting.  SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The Company’s operating segments have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company has aggregated its operating segments into one reportable segment.

Derivative Instruments and Hedging Activities.  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, the Company records derivative instruments (including certain derivative instruments embedded in other contracts) on the consolidated balance sheet as either an asset or liability measured at its fair value. Changes in a derivative’s fair value are recorded each period in earnings or other comprehensive income, or OCI, depending on whether the derivative is designated and is effective as a hedged transaction, and on the type of hedge transaction. Changes in the fair value of derivative instruments recorded to OCI are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the fair value of a derivative instrument determined to be ineffective under the standard is recognized in current earnings.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has entered into several interest rate swap agreements subject to the scope of this pronouncement. See Note 6 for further discussion about the swap transactions.

New Accounting Pronouncements.  In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of January 1, 2007. The adoption of this interpretation will not have a material effect on the Company’s consolidated results of operations or consolidated financial position.

Reclassifications.  Certain prior year amounts have been reclassified to conform to current year presentation. The Company disposed of four hospitals in March 2005, one lease expired pursuant to its terms during the quarter ended March 31, 2005, designated one hospital as being held for sale in the second quarter of 2005 which was sold during the first quarter 2006 and disposed of two hospitals in August 2004. The operating results of those hospitals have been classified as discontinued operations on the consolidated statements of income for all periods presented. There is no effect on net income for all periods presented related to the reclassifications made for the discontinued operations.

2.	Accounting for Stock-Based Compensation

The Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”) on January 1, 2006, electing to use the modified prospective method for transition purposes. The modified prospective method requires that compensation expense be recorded for all unvested stock options and share awards that subsequently vest or are modified, without restatement of prior periods. Prior to January 1, 2006, the Company accounted for stock-based compensation using the recognition and measurement principles of APB Opinion No. 25 and provided the pro forma disclosure requirements of SFAS No. 123 “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosures—an Amendment of FASB Statement No. 123.” Under APB Opinion No. 25, when the exercise price of the Company’s stock was equal to the market price of the underlying stock on the date of grant, no compensation expense was recognized.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pro forma table below reflects net income and earnings per share had the Company applied the fair value recognition provisions of SFAS No. 123, for each of the two years ended prior to the adoption of SFAS No. 123(R) (in thousands, except per share data):

	Year Ended
	2005	2004

Net Income:	$167,544	$151,433
Add: Stock-Based compensation expense recognized under APB 25, net of tax	3,493	—
Deduct: Total stock-based compensation under fair value based method for all awards, net of tax	$14,232	$6,601

Pro-forma net income	$156,805	$144,832

Net income per share:
Basic — as reported	$1.89	$1.58

Basic — pro forma	$1.77	$1.51

Diluted — as reported	$1.79	$1.51

Diluted — pro forma	$1.68	$1.45

For purposes of the above table the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during each of the years ended December 31:

	Year Ended
	2005	2004

Expected volatility	36%	33%
Expected dividends	0	0
Expected term	4 years	4 years
Risk-free interest rate	3.88%	3.16%

On September 22, 2005 the Compensation Committee of the Board of Directors of Community Health Systems, Inc. approved an immediate acceleration of the vesting of unvested stock options awarded to employees and officers, including executive officers, on each of three grant dates, December 10, 2002, February 25, 2003, and May 22, 2003. Each of the grants accelerated had a three-year vesting period and would have otherwise become fully vested on their respective anniversary dates no later than May 22, 2006. All other terms and conditions applicable to the outstanding stock option grants remain in effect. A total of 1,235,885 stock options, with a weighted exercise price of $20.26 per share, were accelerated.

The accelerated options were issued under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan (the “Plan”). No performance shares or units or incentive stock options have been granted under the Plan. Options granted to non-employee directors of the Company and restricted shares were not affected by this action. The Compensation Committee’s decision to accelerate the vesting of the affected options was based primarily on the relatively short period of time until such stock options otherwise become fully vested making them no longer a significant motivator for retention and the fact the Company anticipated that up to approximately $3.8 million of compensation expense ($2.3 million, net of tax) associated with certain of these stock options would have otherwise been recognized in the first two quarters of 2006 pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” would be avoided.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since the Company accounted for its stock options prior to January 1, 2006 using the intrinsic value method of accounting prescribed in APB No. 25, the accelerated vesting did not result in the recognition of compensation expense in net income for the year ended December 31, 2005. However, in accordance with the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure — an Amendment of FASB Statement No. 123”, the pro forma results presented in the table above include approximately $5.9 million ($3.6 million, net of tax) of compensation expense for the year ended December 31, 2005, resulting from the vesting acceleration.

Stock-based compensation awards are granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan (the “2000 Plan”). The 2000 Plan allows for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company’s directors, officers, employees and consultants. To date, the options granted under the 2000 Plan are “nonqualified” stock options for tax purposes. Vesting of these granted options occurs in one third increments on each of the first three anniversaries of the award date. Options granted prior to 2005 have a 10-year contractual term and options granted in 2005 and 2006 have an 8 year contractual term. The exercise price of options granted to employees under the 2000 Plan were equal to the fair value of the Company’s common stock on the option grant date. As of December 31, 2006, 5,954,865 shares of common stock remain reserved for future grants under the 2000 Plan. The Company also has options outstanding under its Employee Stock Option Plan (the “1996 Plan”). These options are fully vested and exercisable and no additional grants of options will be made under the 1996 Plan.

The following table reflects the impact of total compensation expense related to stock-based equity plans under SFAS No. 123(R) for periods beginning January 1, 2006 and under APB 25 for periods prior to January 1, 2006, on the reported operating results for the respective periods (in thousands, except per share data):

	Year Ended
	December 31,
	2006	2005	2004

Effect on income from continuing operations before income taxes	$(19,851)	$(4,960)	$—

Effect on net income	$(12,549)	$(3,493)	$—

Effect on net income per share-diluted	$(0.13)	$(0.04)	$—

SFAS No. 123(R) also requires the benefits of tax deductions in excess of the recognized tax benefit on compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as required under APB 25 and related interpretations. This requirement reduced the Company’s net operating cash flows and increased the Company’s financing cash flows by $6.8 million for the year ended December 31, 2006. In addition, the Company’s deferred compensation cost at December 31, 2005, of $13.2 million, arising from the issuance of restricted stock in 2005 and recorded as a component of stockholders’ equity as required under APB 25, was reclassified into additional paid-in capital upon the adoption of SFAS No. 123(R).

At December 31, 2006, $36.8 million of unrecognized stock-based compensation expense from all outstanding unvested stock options and restricted stock is expected to be recognized over a weighted-average period of 20 months. There were no modifications to awards during 2006.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of stock options was estimated using the Black-Scholes option pricing model with the assumptions and weighted-average fair values during the year ended December 31, 2006, as follows:

Year Ended
December 31,
2006

Expected volatility	24.2%
Expected dividends	0
Expected term	4 years
Risk-free interest rate	4.67%

As part of adopting SFAS No. 123(R), the Company examined concentrations of holdings, its historical patterns of option exercises and forfeitures, as well as forward-looking factors, in an effort to determine if there were any discernable employee populations. From this analysis, the Company identified two employee populations, one consisting primarily of certain senior executives and the other consisting of all other recipients.

The expected volatility rate was estimated based on historical volatility. As part of adopting SFAS No. 123(R), the Company also reviewed the market based implied volatility of actively traded options of its common stock and determined that historical volatility did not differ significantly from the implied volatility.

The expected life computation is based on historical exercise and cancellation patterns and forward-looking factors, where present, for each population identified. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The pre-vesting forfeiture rate is based on historical rates and forward looking factors for each population identified. As required under SFAS No. 123(R), the Company will adjust the estimated forfeiture rate to its actual experience.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Options outstanding and exercisable under the 1996 Plan and 2000 Plan as of December 31, 2006, and changes during each of the three years then ended were as follows (in thousands, except share and per share data):

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term	Value as of
	Shares	Price	(In Years)	December 31, 2006

Outstanding at December 31, 2003	8,029,370	$17.59
Granted	387,000	26.41
Exercised	(614,444)	15.19
Forfeited and canceled	(345,647)	22.25

Outstanding at December 31, 2004	7,456,279	18.03
Granted	1,325,700	33.02
Exercised	(3,134,721)	15.81
Forfeited and canceled	(276,984)	26.02

Outstanding at December 31, 2005	5,370,274	22.63
Granted	1,151,000	38.07
Exercised	(865,833)	16.47		$18,200
Forfeited and canceled	(172,913)	34.02

Outstanding at December 31, 2006	5,482,528	$26.48	6.8 years	$56,941

Exercisable at December 31, 2006	3,562,002	$21.55	6.3 years	$53,391

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2006, was $10.38. The aggregate intrinsic value (the number of in-the-money stock options multiplied by the difference between the Company’s closing stock price on the last trading day of the reporting period and the exercise price of the respective stock options) in the table above represents the amount that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount changes based on the market value of the Company’s common stock.

The Company has also awarded restricted stock under the 2000 Plan to various employees and its directors. The restrictions on these shares generally lapse in one-third increments on each of the first three anniversaries of the award date. Certain of the restricted stock awards granted to the Company’s senior executives also contain a performance objective that must be met in addition to the vesting requirements. If the performance objective is not attained the awards will be forfeited in their entirety. Once the performance objective has been attained, restrictions will lapse in one-third increments on each of the first three anniversaries of the award date. Notwithstanding the above-mentioned performance objectives and vesting requirements, the restrictions will lapse earlier in the event of death, disability, termination of employment by employer for reason other than for cause of the holder of the restricted stock or in the event of change in control of the Company. Restricted stock awards subject to performance standards are not considered outstanding for purposes of determining earnings per share until the performance objectives have been satisfied.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted stock outstanding under the 2000 Plan as of December 31, 2006, and changes during each of the two years then ended are as follows:

		Weighted
		Average
		Fair
	Shares	Value

Unvested at December 31, 2004	—	$—
Granted	563,000	32.37
Vested	—	—
Forfeited	(5,000)	32.37

Unvested at December 31, 2005	558,000	$32.37
Granted	606,000	38.26
Vested	(185,975)	32.43
Forfeited	(8,334)	35.93

Unvested at December 31, 2006	969,691	$36.05

As of December 31, 2006, there was $23.4 million of unrecognized stock-based compensation expense related to unvested restricted stock expected to be recognized over a weighted-average period of 21 months.

Under the Director’s Fee Deferral Plan, the Company’s outside directors may elect to receive share equivalent units in lieu of cash for their director’s fee. These units are held in the plan until the director electing to receive the share equivalent units retires or otherwise terminates his/her directorship with the Company. Share equivalent units are converted to shares of common stock of the Company at the time of distribution. The following table represents the amount of directors’ fees which were deferred and the equivalent units into which they converted for each of the respective periods:

	Year Ended
	December 31,
	2006	2005

Directors’ fees earned and deferred into plan	$177,500	$184,500

Equivalent units	4,843.449	4,942.552

At December 31, 2006, there are a total of 9,786.001 units deferred in the plan with an aggregate fair value of $357,385, based on the closing market price of the Company’s common stock at December 31, 2006 of $36.52.

3.	Long-Term Leases, Acquisitions and Divestitures of Hospitals

During 2006, the Company acquired through 7 separate purchase transactions and three capital lease transactions, substantially all of the assets and working capital of eight hospitals and three home health agencies. On March 1, 2006, the Company acquired, through a combination of purchasing certain assets and entering into a capital lease for other related assets, Forrest City Hospital, a 118-bed hospital located in Forrest City, Arkansas. On April 1, 2006, the Company completed the acquisition of two hospitals from Baptist Health System, Birmingham, Alabama: Baptist Medical Center — DeKalb (134 beds) and Baptist Medical Center — Cherokee (60 beds). On May 1, 2006, the Company acquired Via Christi Oklahoma Regional Medical Center, a 140-bed hospital located in Ponca City, Oklahoma. On June 1, 2006, the Company acquired Mineral Area Regional Medical Center, a 135-bed hospital located in Farmington, Missouri. On June 30, 2006 the Company acquired Cottage Home Options, a home health agency and related business, located in Galesburg, Illinois. On July 1, 2006, the Company acquired the healthcare assets of Vista Health, which included Victory Memorial Hospital (336 beds) and St. Therese Medical

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Center (71 non-acute care beds), both located in Waukegan, Illinois. On September 1, 2006, the Company acquired Humble Texas Home Care, a home health agency located in Humble, Texas. On October 1, 2006, the Company acquired Helpsource Home Health, a home health agency located in Wichita Falls, Texas. On November 1, 2006 the Company acquired through two separate capital lease transactions, Campbell Memorial Hospital, a 99-bed hospital located in Weatherford, Texas and Union County Hospital, a 25-bed hospital located in Anna, Illinois. The aggregate consideration for these eight hospitals and three home health agencies totaled approximately $385.7 million, of which $353.8 million was paid in cash and $31.9 million was assumed in liabilities. Goodwill recognized in these transactions totaled $65.6 million, which is expected to be fully deductible for tax purposes.

Effective March 18, 2006, the Company sold Highland Medical Center, a 123-bed facility located in Lubbock, Texas, to Shiloh Health Services, Inc. of Louisville, Kentucky. The proceeds from this sale were $0.5 million. This hospital had previously been classified as held for sale.

Effective January 31, 2005, the Company’s lease of Scott County Hospital, a 99-bed facility located in Oneida, Tennessee, expired pursuant to its terms.

Effective March 31, 2005, the Company sold The King’s Daughters Hospital, a 137-bed facility located in Greenville, Mississippi, to Delta Regional Medical Center, also located in Greenville, Mississippi. In a separate transaction, also effective March 31, 2005, the Company sold Troy Regional Medical Center, a 97-bed facility located in Troy, Alabama, Lakeview Community Hospital, a 74-bed facility located in Eufaula, Alabama and Northeast Medical Center, a 75-bed facility located in Bonham, Texas to Attentus Healthcare Company of Brentwood, Tennessee. The aggregate sales price for these four hospitals was approximately $52 million and was received in cash.

During 2005, the Company acquired through four separate purchase transactions and one capital lease transaction, substantially all of the assets and working capital of five hospitals. On March 1, 2005, the Company acquired an 85% controlling interest in Chestnut Hill Hospital, a 222-bed hospital located in Philadelphia, Pennsylvania. On June 30, 2005, the Company acquired, through a capital lease, Bedford County Medical Center, a 104-bed hospital located in Shelbyville, Tennessee. On September 30, 2005, the Company acquired the assets of Newport Hospital and Clinic located in Newport, Arkansas. This facility, which was previously operated as an 83-bed acute care general hospital, was closed by its former owner simultaneous with this transaction. The operations of this hospital were consolidated with Harris Hospital, also located in Newport, which is owned and operated by a wholly owned subsidiary of the Company. On October 1, 2005, the Company acquired Sunbury Community Hospital, a 123-bed hospital located in Sunbury, Pennsylvania, and Bradley Memorial Hospital, a 251-bed hospital located in Cleveland, Tennessee. The aggregate consideration for the five hospitals totaled approximately $176 million, of which $138 million was paid in cash and $38 million was assumed in liabilities. Goodwill recognized in these transactions totaled approximately $51 million, which is expected to be fully deductible for tax purposes.

In connection with the above actions and in accordance with SFAS No. 144, the Company has classified the results of operations of Randolph County Medical Center, Sabine Medical Center, Scott County Hospital, The King’s Daughters Hospital, Troy Regional Medical Center, Lakeview Community Hospital, Northeast Medical Center and Highland Medical Center as discontinued operations in the accompanying consolidated statements of income. The consolidated statements of income for each period presented have been restated to reflect the classification of these eight hospitals as discontinued operations.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net operating revenues and loss reported for the eight hospitals in discontinued operations are as follows:

	Year Ended
	December 31,
	2006	2005	2004
	(In thousands)

Net operating revenues:	$4,294	$50,520	$156,711

Loss from operations of hospitals sold or held for sale before income taxes	(1,008)	(16,141)	(11,039)
Loss on sale of hospitals	(3,938)	(6,295)	(2,186)
Impairment of long-lived assets of hospital held for sale	—	(6,718)	(2,539)

Loss from discontinued operations, before taxes	(4,946)	(29,154)	(15,764)
Income tax benefit	1,730	6,560	4,840

Loss from discontinued operations, net of tax	$(3,216)	$(22,594)	$(10,924)

The computation of loss from discontinued operations, before taxes, for the year ended December 31, 2006, includes the net write-off of $4.4 million of tangible assets at the one hospital sold during the year ended December 31, 2006.

The computation of loss from discontinued operations, before taxes, for the year ended December 31, 2005, includes the net write-off of $51.5 million of tangible assets and $17.1 million of goodwill of the four hospitals sold and one hospital designated as held for sale in the second quarter of 2005.

Included in the computation of the loss from discontinued operations, before taxes for the year ended December 31, 2004, is a write-off of $7 million of tangible assets and $2.7 million of goodwill at the two hospitals sold (see Note 4 Goodwill and Other Intangible Assets) and a write-down of $3 million of assets at the hospital held for sale.

Assets and liabilities of the hospitals classified as discontinued operations included in the accompanying consolidated balance sheets are as follows. There are no material assets or liabilities related to these hospitals remaining at December 31, 2006.

December 31,
2005
(In thousands)

Current assets	$4,133
Property and equipment	—
Other assets	3,000
Current liabilities	(6,601)

Net assets	$532

During 2004, the Company acquired, through two separate purchase transactions, most of the assets and working capital of two hospitals. On July 1, 2004, the Company acquired Galesburg Cottage Hospital, a 170-bed facility located in Galesburg, Illinois. On August 1, 2004, the Company acquired Phoenixville Hospital, a 143-bed facility located in Phoenixville, Pennsylvania. This acquisition also included a 95,000 square foot medical complex in nearby Limerick, Pennsylvania which houses an ambulatory surgical facility, an imaging center and medical office space. The aggregate consideration for the two hospitals totaled approximately $135 million, consisting of approximately $123 million in cash and approximately $12 million in assumed liabilities and acquisition costs. Goodwill recorded during 2004 is expected to be fully deductible for tax purposes.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective August 1, 2004, the Company sold Randolph County Medical Center, a 50 bed facility located in Pocahontas, Arkansas and Sabine Medical Center, a 48 bed facility located in Many, Louisiana, two of the Company’s underperforming hospitals, to Associated Healthcare Systems in Brentwood, Tennessee. The aggregate sales price for these two hospitals was approximately $9.0 million of which $7.8 million was received in cash and $1.2 million was received in the form of a note, which was paid in full in 2005.

The aforementioned acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase price has been determined by the Company based upon available information and, for certain acquisition transactions closed in 2006, is subject to settling amounts related to purchased working capital and in some instances final appraisals. Independent asset valuations are generally completed within 120 days of the date of acquisition; working capital settlements are generally made within 180 days of the date of acquisition. Adjustments to the purchase price allocation are not expected to be material.

The table below summarizes the allocations of the purchase price (including assumed liabilities) for these acquisitions (in thousands):

	2006	2005	2004

Current assets	$56,896	$19,144	$10,104
Property and equipment	262,335	110,854	76,917
Goodwill and other intangibles	66,490	43,619	49,048

The operating results of the foregoing hospitals have been included in the consolidated statements of income from their respective dates of acquisition. The following pro forma combined summary of operations of the Company gives effect to using historical information of the operations of the hospitals purchased in 2006 and 2005 as if the acquisitions had occurred as of January 1, 2005 (in thousands except per share data):

	Year Ended December 31,
	2006	2005

Pro forma net operating revenues	$4,569,861	$4,307,657
Pro forma net income	159,940	138,940
Pro forma net income per share:
Basic	1.68	1.57
Diluted	1.66	1.50

4.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill are as follows (in thousands):

	Year Ended December 31,
	2006	2005

Balance, beginning of year	$1,259,816	$1,213,783
Goodwill acquired as part of acquisitions during the year	67,550	51,773
Consideration adjustments and finalization of purchase price allocations for prior year’s acquisitions	9,159	11,353
Goodwill written off as part of disposals	—	(17,093)

Balance, end of year	$1,336,525	$1,259,816

The Company performed its initial goodwill evaluation, as required by SFAS No. 142, during the first quarter of 2002 and the annual evaluation as of each succeeding September 30th. No impairment was indicated by these evaluations.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The gross carrying amount of the Company’s other intangible assets was $13.7 million as of December 31, 2006 and $11.9 million as of December 31, 2005, and the net carrying amount was $7.4 million and $7.6 million as of December 31, 2006 and 2005, respectively. Other intangible assets are included in other assets on the Company’s consolidated balance sheets.

The weighted average amortization period for the intangible assets subject to amortization is approximately 5 years. There are no expected residual values related to these intangible assets. Amortization expense for these intangible assets was $1.9 million, $1.3 million and $1.1 million during the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense on intangible assets is estimated to be $1.8 million in 2007, $1.2 million in 2008, $0.9 million in 2009, $0.8 million in 2010 and $0.5 million in 2011.

5.	Income Taxes

The provision for income taxes for income from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2006	2005	2004

Current
Federal	$113,823	$100,588	$55,184
State	13,555	12,746	9,003

	127,378	113,334	64,187
Deferred
Federal	(18,586)	5,737	33,994
State	(2,110)	1,711	5,890

	(20,696)	7,448	39,884

Total provision for income taxes for income from continuing operations	$106,682	$120,782	$104,071

The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

	Year Ended December 31,
	2006		2005		2004
	Amount	%	Amount	%	Amount	%

Provision for income taxes at statutory federal rate	$97,356	35.0%	$108,822	35.0%	$93,250	35.0%
State income taxes, net of federal income tax benefit	7,439	2.7	9,570	3.0	9,608	3.6
Other	1,887	0.7	2,390	0.8	1,213	0.5

Provision for income taxes and effective tax rate for income from continuing operations	$106,682	38.4%	$120,782	38.8%	$104,071	39.1%

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, consist of (in thousands):

	2006		2005
	Assets	Liabilities	Assets	Liabilities

Net operating loss and credit carryforwards	$26,709	$—	$27,798	$—
Property and equipment	—	136,249	—	124,439
Self-insurance liabilities	35,607	—	28,639	—
Intangibles	—	101,569	—	85,745
Other liabilities	—	2,879	—	3,472
Long-term debt and interest	989	—	—	56
Accounts receivable	33,535	—	8,767	—
Accrued expenses	20,362	—	17,861	—
Other comprehensive income	—	1,952	—	8,391
Stock-Based compensation	6,353	—	—	—
Other	12,078	—	6,733	—

	135,633	242,649	89,798	222,103
Valuation allowance	(21,207)	—	(21,146)	—

Total deferred income taxes	$114,426	$242,649	$68,652	$222,103

Management believes that the net deferred tax assets will ultimately be realized, except as noted below. Management’s conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has state net operating loss carry forwards of approximately $458 million, which expire from 2007 to 2026. With respect to the deferred tax liability pertaining to intangibles, as included above, goodwill purchased in connection with certain of the Company’s business acquisitions is amortizable for income tax reporting purposes. However, for financial reporting purposes, there is no corresponding amortization allowed with respect to such purchased goodwill.

The valuation allowance increased by $0.1 million and $1.5 million during the years ended December 31, 2006 and 2005, respectively. In addition to amounts previously discussed, the change in valuation allowance relates to a redetermination of the amount of, and realizability of, net operating losses in certain state income tax jurisdictions.

The Company paid income taxes, net of refunds received, of $128.1 million, $68.1 million and $60.9 million during 2006, 2005, and 2004, respectively.

Federal Income Tax Examination. The Company agreed to a settlement at the Internal Revenue Service Appeals Office with respect to the 2003 consolidated income tax return year. The Company has since received closing letters with respect to the examinations for the tax year 2003. This settlement was not material to the Company’s consolidated statement of income or financial position.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Long-Term Debt

Long-term debt consists of the following (in thousands):

	As of December 31,
	2006	2005

Credit Facilities:
Revolving Credit Loans	$—	$—
Term Loans	1,572,000	1,185,000
Convertible Notes	—	136,624
Tax-exempt bonds	8,000	8,000
Senior Subordinated Notes	300,000	300,000
Capital lease obligations (see Note 8)	44,670	21,792
Term loans from acquisitions	—	—
Other	16,507	16,208

Total debt	1,941,177	1,667,624
Less current maturities	(35,396)	(19,124)

Total long-term debt	$1,905,781	$1,648,500

Credit Facilities.  On August 19, 2004, the Company entered into a $1.625 billion senior secured credit facility with a consortium of lenders which was subsequently amended on December 16, 2004, July 8, 2005 and December 13, 2006. This facility replaced the Company’s previous credit facility and consists of a $1.2 billion term loan that matures in 2011 and a $425 million revolving credit facility that matures in 2009. The First Incremental Facility Amendment, dated as of December 13, 2006, provides for an additional tranche of term loans to the Credit Agreement in an aggregate principal amount of $400 million (the “Incremental Term Loan Facility”). The full amount of the Incremental Term Loan Facility was funded on December 13, 2006, and the proceeds were used to repay the full outstanding amount (approximately $326 million) of the revolving credit facility under the Credit Agreement and the balance is available to be used for general corporate purposes. The Company may elect from time to time an interest rate per annum for the borrowings under the term loan, including the incremental term loan, and revolving credit facility equal to (a) an alternate base rate, which will be equal to the greatest of (i) the Prime Rate in effect and (ii) the Federal Funds effective Rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. The Company also pays a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, the Company will pay fees for each letter of credit issued under the credit facility. The purpose of the facility was to refinance the Company’s previous credit agreement, repay specified other indebtedness, and fund general corporate purposes including amending the credit facility to permit declaration and payment of cash dividends to repurchase shares or make other distributions, subject to certain restrictions. In connection with this refinancing, the Company recorded a pre-tax write-off of approximately $0.8 million in deferred loan costs relative to the early extinguishment of a portion of the previous credit facility.

As of December 31, 2006, the Company’s availability for additional borrowings under its revolving tranche was $425 million, of which $21 million was set aside for outstanding letters of credit. The Company also has the ability to add up to $200 million of borrowing capacity from receivable transactions (including securitizations) under its senior secured credit facility which has not yet been accessed. The Company also has

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the ability to amend the senior secured credit facility to provide for one or more tranches of term loans in an aggregate principal amount up to $400 million, which the Company has not yet accessed. As of December 31, 2006, the Company’s weighted average interest rate under its credit agreement was 7.3%.

The terms of the credit agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, liens, investments, asset sales, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, dividends and stock repurchases and fundamental changes. The Company would be required to amend the existing credit agreement in order to pay dividends in excess of $300 million to the Company’s shareholders. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest, and fixed charges.

The Term Loans are scheduled to be paid with principal payments for future years as follows (in thousands):

Term Loans

2007	$16,000
2008	16,000
2009	16,000
2010	295,000
2011	850,000
Thereafter	379,000

Total	$1,572,000

As of December 31, 2006 and 2005, the Company had letters of credit issued, primarily in support of potential insurance related claims and certain bonds of approximately $21 million and $23 million, respectively.

Convertible Notes.  On October 15, 2001, the Company sold $287.5 million aggregate principal amount (including the underwriter’s over-allotment option) of 4.25% convertible notes for face value. The notes were scheduled to mature on October 15, 2008 unless converted or redeemed earlier. Interest on the notes was payable semi-annually on April 15 and October 15 of each year. The interest payments commenced April 15, 2002. The notes were convertible, at the option of the holder, into shares of the Company’s common stock at any time before the maturity date, unless the Company has previously redeemed or repurchased the notes, at a conversion rate of 29.8507 shares of common stock per $1,000 principal amount of notes representing a conversion price of $33.50. The conversion rate was subject to anti-dilution adjustment in some events.

On November 14, 2005 the Company elected to call for redemption $150 million in principal amount of the convertible notes. At the conclusion of the first call for redemption, $0.3 million in principal amount of the convertible notes were redeemed for cash, and $149.7 million of the convertible notes called for redemption, plus an additional $0.9 million of the convertible notes, were converted by the holders into 4,495,083 shares of the Company’s common stock, $.01 par value per share. On December 16, 2005 the Company elected to call for redemption the remaining convertible notes. In January 2006, at the conclusion of this second call for redemption $0.1 million in principal amount of the convertible notes were redeemed for cash and the remaining balance of $136.5 million were converted into 4,074,510 shares of the Company’s common stock.

Tax-Exempt Bonds.  Tax-Exempt Bonds bore interest at floating rates, which averaged 3.51% and 2.51% during 2006 and 2005, respectively.

Senior Subordinated Notes.  On December 16, 2004, the Company completed a private placement offering of $300 million aggregate principal amount of 6.5% senior subordinated notes due 2012. The senior subordinated notes were sold in an offering pursuant to Rule 144A and Regulation S under the Securities Act

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of 1933. The senior subordinated notes have not been registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933 and any applicable state securities laws. On February 24, 2005, the Company filed a registration statement to exchange these notes for registered notes. This exchange was completed during the first quarter of 2005.

Other Debt.  As of December 31, 2006, other debt consisted primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

The Company is currently a party to twelve separate interest swap agreements with an aggregate notional amount of $1,250 million, to limit the effect of changes in interest rates on a portion of the Company’s long-term borrowings. On each of these swaps, the Company receives a variable rate of interest based on the three-month London Inter-Bank Offer Rate (“LIBOR”) in exchange for the payment of a fixed rate of interest. The Company currently pays, on a quarterly basis, a margin above LIBOR of 175 basis points for revolver loans and term loans under the senior secured credit facility. See footnote 7 for additional information regarding these swaps.

As of December 31, 2006, the scheduled maturities of long-term debt outstanding, including capital leases for each of the next five years and thereafter are as follows (in thousands):

2007	$35,396
2008	21,062
2009	18,523
2010	304,941
2011	851,714
Thereafter	709,541

$1,941,177

The Company paid interest of $96 million, $90 million and $74 million on borrowings during the years ended December 31, 2006, 2005 and 2004, respectively.

7.	Fair Values of Financial Instruments

The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 2006 and 2005, and valuation methodologies considered appropriate. The

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

	As of December 31,
	2006		2005
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$40,566	$40,566	$104,108	$104,108
Available-for-sale securities	25,334	25,334	19,778	19,778
Liabilities:
Credit facilities	1,572,000	1,573,540	1,185,000	1,199,072
Convertible Notes	—	—	136,624	156,434
Tax-exempt Bonds	8,000	8,000	8,000	8,000
Senior Subordinated Notes	300,000	295,500	300,000	294,750
Other debt	4,344	4,344	5,536	5,536

Cash and cash equivalents.  The carrying amount approximates fair value due to the short term maturity of these instruments (less than three months).

Available-for-sale securities.  Estimated fair value is based on closing price as quoted in public markets.

Credit facilities, term loans from acquisitions and other debt.  Estimated fair value is based on information from the Company’s bankers regarding relevant pricing for trading activity among the Company’s lending institutions.

Convertible Notes.  Estimated fair value is based on the average bid and ask price as quoted in public markets for these instruments.

Tax Exempt Bonds.  The carrying amount approximates fair value as a result of the weekly interest rate reset feature of these publicly traded instruments.

Senior Subordinated Notes.  Estimated fair value is based on the average bid and ask price as quoted by the bank who served as underwriters in the sale of these notes.

Interest Rate Swaps.  The fair value of interest rate swap agreements is the amount at which they could be settled, based on estimates obtained from the counterparty. The Company has designated the interest rate swaps as cash flow hedge instruments whose recorded value in the consolidated balance sheet approximates fair market value.

The Company assesses the effectiveness of its hedge instruments on a quarterly basis. For the years ended December 31, 2006 and 2005, the Company completed an assessment of the cash flow hedge instruments and determined the hedges to be highly effective. The Company has also determined that the ineffective portion of the hedges do not have a material effect on the Company’s consolidated financial position, operations or cash flows. The counterparty to the interest rate swap agreements exposes the Company to credit risk in the event of non-performance. However, the Company does not anticipate non-performance by the counterparty. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company does not hold or issue derivative financial instruments for trading purposes. Interest rate swaps consisted of the following at December 31, 2006:

	Notional	Fixed		Fair
	Amount	Interest	Termination	Value
Swap #	(In 000’s)	Rate	Date	(000’s)

1	100,000	2.04%	June 13, 2007	$1,466
2	150,000	3.30%	November 4, 2007	2,451
3	100,000	2.40%	June 13, 2008	3,848
4	100,000	3.586%	August 29, 2008	2,429
5	100,000	4.06%	May 30, 2008	1,486
6	100,000	3.9350%	June 6, 2009	2,497
7	100,000	4.3375%	November 30, 2009	1,810
8	100,000	4.9360%	October 4, 2010	186
9	100,000	4.7090%	January 24, 2011	1,043
10	100,000	4.7185%	August 19, 2011	1,155
11	100,000	4.7040%	August 19, 2011	1,249
12	100,000	4.6250%	August 19, 2011	1,224

(1)	This swap agreement becomes effective June 13, 2007, concurrent with (1) the termination of agreement No. 1 listed above.

Assuming no change in December 31, 2006 interest rates, approximately $15.7 million will be recognized in earnings through interest income during the year ending December 31, 2007 pursuant to the interest rate swap agreements. If interest rate swaps do not remain highly effective as a cash flow hedge, the derivatives’ gains or losses reported through other comprehensive income will be reclassified into earnings.

8.	Leases

The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. During 2006, the Company entered into $29.8 million of capital leases. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year Ended December 31,	Operating	Capital

2007	$62,415	$7,285
2008	47,087	6,734
2009	37,239	4,381
2010	28,553	3,694
2011	24,292	3,382
Thereafter	98,807	37,924

Total minimum future payments	$298,393	$63,400

Less imputed interest		(18,730)

		44,670
Less current portion		(5,182)

Long-term capital lease obligations		$39,488

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $20.4 million of land and improvements, $179.3 million of buildings and improvements, and $49.5 million of equipment and fixtures as of December 31, 2006 and $12.1 million of land and improvements, $96.3 million of buildings and improvements and $43.9 million of equipment and fixtures as of December 31, 2005. The accumulated depreciation related to assets under capital leases was $71.8 million and $56.2 million as of December 31, 2006 and 2005, respectively. Depreciation of assets under capital leases is included in depreciation and amortization and amortization of debt discounts on capital lease obligations is included in interest expense in the consolidated statements of income.

9.	Employee Benefit Plans

The Company maintains various benefit plans, including a defined contribution plan, defined benefit plans, and deferred compensation plans. The Company’s defined contribution plan is qualified under Section 401(k) of the Internal Revenue Code, and covers substantially all employees at its hospitals, clinics, and the corporate offices. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. Total expense under the 401(k) plan was $10.7 million, $8.8 million and $8.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company has three defined benefit, non-contributory pension plans (Pension plans) that covers certain employees at three of its hospitals. One of the pension plans was established in 2006. The Pension plans provide benefits to covered individuals satisfying certain age and service requirements. Employer contributions to the Pension plans are in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. The Company expects to contribute $0.2 million to the Pension plans in fiscal 2007. The Company also provides an unfunded supplemental executive retirement plan (SERP) for certain members of its executive management. The Company uses a December 31 measurement date for the benefit obligations and a January 1 measurement date for its net periodic costs. Variances from actuarially assumed rates will result in increases or decreases in benefit obligations, net periodic cost and funding requirements in future periods. The Company’s deferred compensation plans allow participants to defer receipt of a portion of their compensation. The liability under the deferred compensation plans was $17.7 million at December 31, 2006 and $13 million at December 31, 2005. The Company has available-for-sale securities either restricted or generally designated to pay benefits of the deferred compensation plans and the SERP in the amounts of $25.3 million and $19.8 million at December 31, 2006 and 2005, respectively.

The Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS No. 87, 88, 106, and 132(R)” (“SFAS No. 158”), for the year ending December 31, 2006. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in its consolidated statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. It also requires disclosure in the notes to the consolidated financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligation. The adoption of SFAS No. 158 resulted in an increase to the pension liability of $13.8 million, deferred taxes of $5.5 million, and an increase in the loss of accumulated other comprehensive income of $8.3 million in the consolidated balance sheet for the year ending December 31, 2006.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the benefit obligations and funded status for the Company’s pension and SERP plans follows (in thousands):

	Pension Plans		SERP
	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation, beginning of year	$27,467	$22,747	$22,280	$14,722
Service cost	3,757	3,043	3,023	2,113
Interest cost	1,601	1,364	1,225	846
Plan amendment	(5,769)	—	—	—
Actuarial loss	(792)	323	(3,235)	4,599
Benefits paid	(44)	(10)	—	—

Benefit obligation, end of year	26,220	27,467	23,293	22,280
Change in plan assets:
Fair value of assets, beginning of year	12,452	5,336	—	—
Actual return on plan assets	1,262	507	—	—
Employer contributions	—	6,619	—	—
Benefits paid	(44)	(10)	—	—

Fair value of assets, end of year	13,670	12,452	—	—
Unfunded status	$(12,550)	$(15,015)	$(23,293)	$(22,280)

A summary of the amounts recognized in the accompanying consolidated balance sheets follows (in thousands):

	Pension Plans		SERP
	2006	2005	2006	2005

Noncurrent Asset	$—	$—	$—	$—
Current Liability	—	—	—	—
Noncurrent Liability	(12,550)	(3,186)	(23,293)	(7,290)

Net amount recognized in the consolidated balance sheets	$(12,550)	$(3,186)	$(23,293)	$(7,290)

A summary of the plans’ benefit obligation in excess of the fair value of plan assets as of the end of the year follows (in thousands):

	Pension Plans		SERP
	2006	2005	2006	2005

Projected benefit obligation	$26,220	$27,467	$23,293	$22,280
Accumulated benefit obligation	17,127	12,113	18,214	8,231
Fair value of plan assets	13,670	12,452	—	—

As of December 31, 2005, the fair value of plan assets of $9.8 million exceeds the accumulated benefit obligation of $9.2 million by $0.6 million for one of the Pension plans. The other Pension plan’s accumulated benefit obligation of $2.9 million exceeds the fair value of its plan assets of $2.6 million by $0.3 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the weighted-average assumptions used by the Company to determine benefit obligations as of December 31 follows:

	Pension Plans		SERP
	2006	2005	2006	2005

Discount Rate	5.73% - 5.95%	5.80%	5.75%	5.25%
Annual Salary Increases	4.00% - 5.00%	4.00%	5.00%	5.00%

A summary of the amounts recognized in Accumulated Other Comprehensive Income (“AOCI”) due to the adoption of SFAS No. 158 as of the end of the year follows (in thousands):

	Pension Plans		SERP
	2006	2005	2006	2005

Amount recognized in AOCI prior to SFAS 158	$—	$—	$—	$—
Amount recognized in AOCI due to adoption of SFAS 158
Prior service cost (credit)	3,583	N/A	6,586	N/A
Net actuarial (gain) loss	141	N/A	2,937	N/A

Total amount recognized in AOCI	3,724	N/A	9,523	N/A

A summary of the expected amortization amounts to be included in net periodic cost for 2007 are as follows (in thousands):

	Pension
	Plans	SERP

Prior service cost	$878	$884
Actuarial (gain)/loss	(22)	60

A summary of the weighted-average assumptions used by the Company to determine net periodic cost follows:

	Pension Plans			SERP
	2006	2005	2004	2006	2005	2004

Discount rate	5.40%-5.80%	6.00%	6.50%	5.50%	5.75%	6.00%
Rate of compensation increase	4.00%-5.00%	4.00%	4.00%	5.00%	5.00%	5.00%
Expected long term rate of return on assets	8.50%	8.50%	8.50%	N/A	N/A	N/A

The Company’s weighted-average asset allocations by asset category for its pension plans as of the end of the year follows:

	Pension Plans		SERP
	2006	2005	2006	2005

Equity securities	100%	100%	N/A	N/A
Debt securities	0%	0%	N/A	N/A

Total	100%	100%	N/A	N/A

The Company’s pension plan assets are invested in mutual funds with an underlying investment allocation of 60% equity securities and 40% debt securities. The expected long-term rate of return for the Company’s pension plan assets is based on current expected long-term inflation and historical rates of return on equities and fixed income securities, taking into account the investment policy under the plan. The expected long-term rate of return is weighted based on the target allocation for each asset category. Equity securities are expected to return between 8% and 12% and debt securities are expected to return between 4% and 7%. The Company

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expects its pension plan asset managers will provide a premium of approximately 0.5% to 1.5% per annum to the respective market benchmark indices.

The Company’s investment policy related to its pension plans is to provide for growth of capital with a moderate level of volatility by investing in accordance with the target asset allocations stated above. The Company reviews its investment policy, including its target asset allocations, on a semi-annual basis to determine whether any changes in market conditions or amendments to its pension plans requires a revision to its investment policy.

The estimated future benefit payments reflecting future service as of the end of 2006 for the Company’s pension and SERP plans follows (in thousands):

Years Ending	Pension Plans	SERP

2007	182	—
2008	299	66
2009	468	66
2010	620	66
2011	717	1,486
2012 - 2016	8,499	12,062

10.	Stockholders’ Equity

On June 14, 2000, the Company closed its initial public offering of 18,750,000 shares of common stock; and on July 3, 2000, the underwriters exercised their overallotment option and purchased 1,675,717 shares of common stock. These shares were offered at $13.00 per share. On November 3, 2000, the Company completed an offering of 18,000,000 shares of its common stock at an offering price of $28.1875. Of these shares, 8,000,000 shares were sold by affiliates of FL & Co. and other shareholders. On October 15, 2001, the Company completed an offering of 12,000,000 shares of its common stock at an offering price of $26.80 concurrent with its notes offering. The net proceeds to the Company from the 2001 and the two 2000 common stock offerings in the aggregate were $306.1 million and $514.5 million, respectively, and were used to repay long-term debt.

Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of Preferred Stock. Each of the aforementioned classes of capital stock has a par value of $.01 per share. Shares of Preferred Stock, none of which are outstanding as of December 31, 2006, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

On January 14, 2006, the Company commenced an open market repurchase program for up to 5,000,000 shares of the Company’s common stock, not to exceed $200 million in repurchases. Under this program, the Company repurchased the entire 5,000,000 shares at a weighted average price of $35.23. This program concluded on November 8, 2006 when the maximum number of shares had been repurchased. This repurchase plan followed a prior repurchase plan for up to 5,000,000 shares which concluded on January 13, 2006. The Company repurchased 3,029,700 shares at a weighted average price of $31.20 per share under this program. On December 13, 2006, the Company commenced another open market repurchase program for up to 5,000,000 shares of the Company’s common stock not to exceed $200 million in repurchases. This program will conclude at the earlier of three years or when the maximum number of shares has been repurchased. As of December 31, 2006, the Company has not repurchased any shares under this program.

On September 21, 2004, the Company entered into an underwriting agreement (the “Underwriting Agreement”) among the Company, CHS/Community Health Systems, Inc., Citigroup Global Markets Inc. (“the Underwriter”), Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt and Equity Management Buyout Partnership-VI, L.P. (collectively, the “Selling Stockholders”). Pursuant to the Underwriting Agreement, the Underwriters purchased 23,134,738 shares of common stock from the Selling Stockholders for $24.21 per share. The Company did not receive any proceeds from any sales of shares by the Selling Stockholders. On September 27, 2004, the Company purchased from the Underwriters 12,000,000 of these shares for $24.21 per share. For corporate law purposes, the Company retired these shares upon repurchase. Accordingly, these 12,000,000 shares are treated as authorized and unissued shares.

11.	Earnings Per Share

The following table sets forth the components of the numerator and denominator for the computation of basic and diluted income from continuing operations per share (in thousands, except share data):

	Year Ended December 31,
	2006	2005	2004

Numerator:
Numerator for basic earnings per share —
Income from continuing operations available to common stockholders — basic	$171,479	$190,138	$162,357

Numerator for diluted earnings per share —
Income from continuing operations	$171,479	$190,138	$162,357
Interest, net of tax, on 4.25% convertible notes	135	8,565	8,757

Income from continuing operations available to common stockholders — diluted	$171,614	$198,703	$171,114

Denominator:
Weighted-average number of shares outstanding — basic	94,983,646	88,601,168	95,643,733
Effect of dilutive securities:
Non-employee director options	11,825	11,715	32,336
Unvested common shares	—	—	23,499
Restricted Stock awards	140,959	115,411	—
Employee options	951,360	1,582,063	1,582,146
4.25% Convertible notes	145,120	8,385,031	8,582,076

Weighted-average number of shares outstanding — diluted	96,232,910	98,695,388	105,863,790

Dilutive securities outstanding not included in the computation of earnings per share because their effect is antidilutive:
Employee options	1,261,367	31,100	262,025

12.	Commitments and Contingencies

Construction Commitments.  The Company has agreed, as part of the acquisition in 2003 of Southside Regional Medical Center in Petersburg, Virginia, to build a replacement facility with an aggregate estimated construction cost, including equipment, of approximately $135 million. Of this amount, approximately $18 million has been expended through December 31, 2006. The Company expects to spend $55 million in replacement hospital construction and equipment costs related to this project in 2007. This project is required to be completed in 2008. In addition, the Company has agreed, as part of the acquisition in 2004 of

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Phoenixville Hospital in Phoenixville, Pennsylvania, to spend $90 million in capital expenditures over eight years to develop and improve the hospital; of this amount approximately $19 million has been expended through December 2006. The Company expects to spend $19 million of this commitment in 2007. The Company has agreed as part of the acquisition in 2005 of Chestnut Hill Hospital, in Philadelphia, Pennsylvania to spend $41 million in capital expenditures over four years to develop and improve the hospital; of this amount approximately $7 million has been expended through December 2006. The Company expects to spend approximately $5 million of this commitment in 2007. As part of the acquisition in 2005 of Bedford County Medical Center in Shelbyville, Tennessee, the Company agreed to build a replacement facility with an aggregate estimated construction cost of approximately $35 million. Of this amount, approximately, $0.8 million has been expended through December 31, 2006. The Company expects to spend $12 million in replacement hospital construction costs related to this project in 2007. The project is required to be completed by June 30, 2009. Also as required by an amendment to a lease agreement entered into in 2005, the Company agreed to build a replacement facility at its Barstow, California location. Construction costs for this replacement facility are estimated to be approximately $60 million. Also in 2005, the Company entered into an agreement with a developer to build and lease to the Company new corporate headquarters. The Company accounts for this project as if it owns the assets. Construction of the new headquarters was completed in December 2006. In January 2007, the Company exercised a purchase option under that lease agreement and acquired the new headquarters by purchasing the equity interests of the previous owner for a purchase price of $34.9 million.

Physician Recruiting Commitments.  As part of its physician recruitment strategy, the Company provides income guarantee agreements to certain physicians who agree to relocate to its communities and commit to remain in practice there. Under such agreements, the Company is required to make payments to the physicians in excess of the amounts they earned in their practice up to the amount of the income guarantee. These income guarantee periods are typically for 12 months. Such payments are recoverable by the Company from physicians who do not fulfill their commitment period, which is typically three years, to the respective community. At December 31, 2006, the maximum potential amount of future payments under these guarantees in excess of the liability recorded is $20.8 million.

Other.  Under specified acquisition agreements, the Company has deposited funds into escrow accounts to be used solely for the purpose of recruiting physicians to that specified hospital. At December 31, 2006, the Company had $4.4 million deposited in escrow accounts, which is included in other long-term assets.

Professional Liability Risks.  Substantially all of the Company’s professional and general liability risks are subject to a per occurrence deductible. Prior to June 1, 2002, substantially all of the Company’s professional and general liability risks were subject to a $0.5 million per occurrence deductible, and for claims reported from June 1, 2002 through June 1, 2003, these deductibles were $2.0 million per occurrence. Additional coverage above these deductibles was purchased through captive insurance companies in which the Company had a 7.5% minority ownership interest and to which the premiums paid by the Company represented less than 8% of the total premium revenues of the captive insurance companies. Concurrently, with the formation of the Company’s own wholly-owned captive insurance company in June 2003, the Company terminated its minority interest relationships in those entities. Substantially all claims reported on or after June 1, 2003 and before June 1, 2005 are self-insured up to $4.0 million per claim. Substantially all claims reported on or after June 1, 2005 are self insured up to $5 million per claim. Management on occasion has changed the insured risk at certain hospitals based upon insurance pricing and other factors and may continue that practice in the future. Excess insurance for all hospitals is purchased through commercial insurance companies and generally after the self-insured amount covers up to $100 million per occurrence for all claims reported on or after June 1, 2003. The Company’s insurance is underwritten on a “claims-made basis.” The Company accrues an estimated liability for its uninsured exposure and self-insured retention based on historical loss patterns and actuarial projections. The Company’s estimated liability for the self-insured portion of professional and general liability claims was $104.2 million and $88.4 million as of December 31, 2006

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 2005, respectively. These estimated liabilities represent the present value of estimated future professional liability claims payments based on expected loss patterns using a weighted-average discount rate of 4.6% and 4.1% in 2006 and 2005, respectively. The weighted-average discount rate is based on an estimate of the risk- free interest rate for the duration of the expected claim payments. The estimated undiscounted claims liability was $119.8 million and $107.7 million as of December 31, 2006 and 2005, respectively.

Legal Matters.  The Company is a party to other legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, cash flows or results of operations.

13.	Subsequent Events

On January 31, 2007, the Company exercised its purchase option with the developer of its newly constructed corporate headquarters and acquired the building by purchasing the equity interests of the previous owner for a purchase price of $34.9 million.

Effective April 1, 2007, the Company completed its acquisition of Lincoln General Hospital (157 licensed beds), located in Ruston, Louisiana. The total consideration for this hospital was approximately $47.8 million, of which $43.6 million was paid in cash and $4.2 million was assumed in liabilities. On May 1, 2007, the Company completed its acquisition of Porter Health, a 301 bed acute care hospital located in Valparaiso, Indiana, with a satellite campus in Portage, Indiana, and outpatient medical campuses in Chesterton, Demotte, and Hebron, Indiana. As part of this acquisition, the Company has agreed to construct a 225-bed replacement facility for the Valparaiso hospital no later than April 2011. The total consideration for Porter Health was approximately $110.1 million, of which $83.2 million was paid in cash and $26.9 million was assumed in liabilities. During the quarter ended June 30, 2007, the Company made its initial purchase price allocation relating to these acquisitions resulting in approximately $6.6 million of goodwill being recorded. This allocation is preliminary pending, among other things, finalization of the determination of fair market value of tangible and intangible assets.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Quarterly Financial Data (Unaudited)

	Quarter
	1(st)	2(nd)	3(rd)	4(th)	Total
	(In thousands, except share and per share data)

Year ended December 31, 2006:
Net operating revenues	$1,026,562	$1,061,054	$1,123,483	$1,154,477	$4,365,576
Income from continuing operations before taxes	93,552	85,236	13,314	86,059	278,161
Income from continuing operations	57,254	52,369	8,241	53,615	171,479
Loss on discontinued operations	(3,216)	—	—	—	(3,216)
Net income	54,038	52,369	8,241	53,615	168,263
Income from continuing operations per share:
Basic	0.59	0.55	0.09	0.57	1.80
Diluted	0.58	0.54	0.09	0.57	1.78
Net income per share:
Basic	0.56	0.55	0.09	0.57	1.77
Diluted	0.55	0.54	0.09	0.57	1.75
Weighted-average number of shares:
Basic	96,552,448	95,769,030	94,119,020	93,538,958	94,983,646
Diluted	98,209,271	96,870,315	95,258,771	94,644,589	96,232,910
Year ended December 31, 2005:
Net operating revenues	$908,263	$918,718	$929,269	$982,070	$3,738,320
Income from continuing operations before taxes	80,317	75,540	72,122	82,941	310,920
Income from continuing operations	49,079	46,150	44,066	50,843	190,138
Loss on discontinued operations	(13,091)	(5,622)	(1,180)	(2,701)	(22,594)
Net income	35,988	40,528	42,886	48,142	167,544
Income from continuing operations per share:
Basic	0.56	0.52	0.50	0.57	2.15
Diluted	0.52	0.49	0.47	0.54	2.02
Net income per share:
Basic	0.41	0.45	0.49	0.54	1.89
Diluted	0.39	0.43	0.46	0.51	1.79
Weighted-average number of shares:
Basic	87,926,338	89,149,815	88,325,411	89,011,180	88,601,168
Diluted	98,087,086	99,328,929	98,528,968	98,389,422	98,579,977

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Acquisition of Triad, Related Financing and Supplemental Condensed Consolidating Financial Information
On July 25, 2007, the Company completed its acquisition of Triad Hospitals, Inc. (“Triad”) pursuant to which the Company acquired Triad for $54 per share in cash, or approximately $6.968 billion in the aggregate, including the assumption of approximately $1.702 billion of existing indebtedness of Triad. In connection with the closing of the Triad acquisition, the Company has assumed both recorded and unrecorded contingencies of Triad. The merger was approved by Triad’s stockholders at a meeting held on June 13, 2007. The combined company owns or operates approximately 129 hospitals in 28 states, with a total bed count of approximately 19,200.
In connection with the consummation of the merger, the Company obtained $7.215 billion of senior secured financing under a new credit facility (the “New Credit Facility”) and its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), issued $3.021 billion aggregate principal amount ($3.000 billion, net of discount) of 8.875% senior notes due 2015 (the “Notes”) at the closing of the merger. The Notes are senior obligations of the Issuer and are guaranteed on a senior basis by the Company and by certain of the Company’s domestic subsidiaries. The Company used the net proceeds from the Notes offering and the net proceeds of the $6.065 billion of term loans under the New Credit Facility to pay the consideration under the merger agreement, to refinance certain of its indebtedness and indebtedness of Triad, to complete certain related transactions, to pay certain costs and expenses of the transactions and for general corporate uses. A $750 million revolving credit facility and a $400 million delayed draw term loan facility is available to the Company for working capital and general corporate purposes under the new credit facility. This revolving credit facility also will include a sub facility for letters of credit and a swingline sub facility. Also, in connection with the consummation of the merger, the Company completed an early repayment of its outstanding $300 million aggregate principal amount of 6-½% Senior Subordinated Notes due 2012 through a cash tender offer and consent solicitation.
The loans under the New Credit Facility will bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at the Company’s option, either (a) an alternative base rate determined by reference to the greater of (1) the prime rate announced by Credit Suisse and (2) the federal funds rate plus one-half of 1.0%, or (b) a reserve adjusted Eurodollar rate. The applicable percentage for term loans is 1.25% for alternative base rate loans and 2.25% for Eurodollar rate loans, and the applicable percentage for revolving loans will be up to 1.25% for alternative base rate revolving loans and up to 2.25% for Eurodollar revolving loans, in each case based on the Company’s leverage ratio. Loans under the swingline sub facility bear interest at the rate applicable to alternative base rate loans under the revolving credit facility.
The Notes issued in connection with the Triad acquisition were issued in the principal amount of $3.021 billion. These Notes will mature on July 15, 2015. Interest on the Notes will accrue at the rate of 8-7/8% per annum and will be payable semiannually in arrears in January 15 and July 15, commencing January 15, 2008. Interest on the Notes will accrue from the date of original issuance. Interest will be completed on the basis of 360-day year comprised of twelve 30-day month.
The Notes are unsecured obligations of the Company. Secured debt and other secured obligation of the Company (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. The Notes are fully and unconditionally guaranteed by the Company and certain of its current and future, direct and indirect, 100% owned domestic subsidiaries. Such guarantees are joint and several. The following condensed consolidating financial statements present the parent guarantor, the issuer, the subsidiary guarantors, the subsidiary non-guarantors and eliminations. This condensed consolidating financial information has been prepared and presented in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Affiliates whose Securities Collateralize an issue Registered or Being Registered”.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
December 31, 2005:
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$83,579	$20,529	$—	$104,108
Patient accounts receivable, net of allowance for doubtful accounts	—	—	524,139	131,890	—	656,029
Supplies	—	—	78,154	17,046	—	95,200
Deferred income taxes	4,128	—	—	—	—	4,128
Prepaid expenses and taxes	—	—	32,615	762	—	33,377
Other current assets	—	—	19,306	2,061	—	21,367

Total current assets	4,128	—	737,793	172,288	—	914,209

Property and equipment, net	—	—	1,310,004	300,987	—	1,610,991

Goodwill	—	—	1,120,660	139,156	—	1,259,816

Other assets, net of accumulated amortization	—	23,390	106,772	19,040	—	149,202

Investment in subsidiaries	816,196	801,226	308,382	—	(1,925,804)	—

Total assets	$820,324	$824,616	$3,583,611	$631,471	$(1,925,804)	$3,934,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$126	$12,000	$5,933	$1,065	$—	$19,124
Accounts payable	—	—	134,147	55,793	—	189,940
Current income taxes payable	—	—	19,811	—	—	19,811
Deferred income taxes-current	—	—	—	—	—	—
Net investment in subsidiary-liability	—	—	—	—	—	—
Accrued liabilities:
Employee compensation	—	—	97,174	24,601	—	121,775
Interest	3,087	5,439	(21)	86	—	8,591
Other	—	—	64,036	14,126	—	78,162

Total current liabilities	3,213	17,439	321,080	95,671	—	437,403
Long-term debt	436,498	1,173,000	37,493	1,509	—	1,648,500
Deferred income taxes	157,579	—	—	—	—	157,579
Other Long Term Liabilities	—	—	96,993	29,166	—	126,159
Intercompany payable	(1,341,543)	(1,182,015)	2,326,249	535,120	(337,811)	—
Stockholders’ equity:
Preferred Stock
Common Stock	945	—	1	2	(3)	945
Additional paid-in Capital	1,195,726	—	—	—	—	1,195,726
Treasury stock, at cost	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive income	15,191	15,191	222	—	(15,413)	15,191
Retained earnings	359,393	801,001	801,573	(29,997)	(1,572,577)	359,393

Total stockholders’ equity	1,564,577	816,192	801,796	(29,995)	(1,587,993)	1,564,577

Total liabilities and stockholders’ equity	$820,324	$824,616	$3,583,611	$631,471	$(1,925,804)	$3,934,218

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
December 31, 2006:
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$28,713	$11,853	$—	$40,566
Patient accounts receivable, net of allowance for doubtful accounts	—	—	634,227	139,757	—	773,984
Supplies	—	—	94,070	19,250	—	113,320
Deferred income taxes	13,249	—	—	—	—	13,249
Prepaid expenses and taxes	—	—	32,447	(62)	—	32,385
Other current assets	—	—	27,727	20,153	—	47,880

Total current assets	13,249	—	817,184	190,951	—	1,021,384

Property and equipment, net	—	—	1,657,517	329,060	—	1,986,577

Goodwill	—	—	1,178,014	158,511	—	1,336,525

Other assets, net of accumulated amortization	—	20,804	127,367	13,922	—	162,093

Investment in subsidiaries	1,081,747	1,068,432	367,456	—	(2,517,635)	—

Total assets	$1,094,996	$1,089,236	$4,147,538	$692,444	$(2,517,635)	$4,506,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$16,000	$20,375	$(979)	$—	$35,396
Accounts payable	—	—	209,354	38,393	—	247,747
Current income taxes payable	—	—	7,626	—	—	7,626
Deferred income taxes — current	—	—	—	—	—	—
Net investment in subsidiary — liability	—	—	—	—	—	—
Accrued liabilities:
Employee compensation	—	—	132,883	29,305	—	162,188
Interest	867	5,866	316	73	—	7,122
Other	—	—	91,096	24,108	—	115,204

Total current liabilities	867	21,866	461,650	90,900	—	575,283

Long-term debt	300,000	1,556,000	48,962	819	—	1,905,781

Deferred income taxes	141,472	—	—	—	—	141,472

Other long-term liabilities	—	—	125,427	34,943	—	160,370

Intercompany payable	(1,071,016)	(1,570,373)	2,447,810	625,088	(431,509)	—

Stockholders’ equity:
Preferred Stock
Common Stock	950	—	1	2	(3)	950
Additional paid-in Capital	1,195,947	—	—	(1)	1	1,195,947
Treasury stock, at cost	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive income	5,798	5,798	(7,516)	—	1,718	5,798
Retained earnings	527,656	1,075,945	1,071,204	(59,307)	(2,087,842)	527,656

Total stockholders’ equity	1,723,673	1,081,743	1,063,689	(59,306)	(2,086,126)	1,723,673

Total liabilities and stockholders’ equity	$1,094,996	$1,089,236	$4,147,538	$692,444	$(2,517,635)	$4,506,579

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2004:
Net operating revenues	$—	—	2,632,377	571,130	—	3,203,507

Operating costs and expenses:
Salaries and benefits	—	—	1,030,643	248,493	—	1,279,136
Provision for bad debts	—	—	257,238	67,405	—	324,643
Supplies	—	—	321,529	68,055	—	389,584
Rent	—	—	58,486	18,500	—	76,986
Other operating expenses	—	—	513,480	125,557	—	639,037
Minority interest in earnings	—	—	130	2,364	—	2,494
Depreciation and amortization	—	—	129,225	19,930	—	149,155
Equity in earnings of subsidiaries	(255,504)	(255,504)	10,844	—	500,164	—

Total operating costs and expenses	(255,504)	(255,504)	2,321,575	550,304	500,164	2,861,035

Income from operations	255,504	255,504	310,802	20,826	(500,164)	342,472
Interest expense, net of interest income	—	—	54,431	20,825	—	75,256
Loss from early extinguishment of debt	—	—	788	—	—	788

Income from continuing operations before income taxes	255,504	255,504	255,583	1	(500,164)	266,428
Provision for income taxes	104,071	—	—	—	—	104,071

						—
Income from continuing operations	151,433	255,504	255,583	1	(500,164)	162,357
Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	—	—	—	(7,279)	—	(7,279)
Net loss on sale of hospitals	—	—	—	(2,020)	—	(2,020)
Impairment of long-lived assets of hospital held for sale	—	—	—	(1,625)	—	(1,625)

						—
Loss on discontinued operations	—	—	—	(10,924)	—	(10,924)

Net income	$151,433	$255,504	$255,583	$(10,923)	$(500,164)	$151,433

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2005:
Net operating revenues	$—	$—	$2,987,635	$750,685	$—	$3,738,320

Operating costs and expenses:
Salaries and benefits	—	—	1,156,679	329,728	—	1,486,407
Provision for bad debts	—	—	299,802	77,794	—	377,596
Supplies	—	—	360,011	88,199	—	448,210
Rent	—	—	63,629	23,581	—	87,210
Other operating expenses	—	—	593,677	172,020	—	765,697
Minority interest in earnings	—	—	129	2,975	—	3,104
Depreciation and amortization	—	—	135,306	29,257	—	164,563
Equity in earnings of subsidiaries	(288,326)	(288,326)	12,021	—	564,631	—

Total operating costs and expenses	(288,326)	(288,326)	2,621,253	723,555	564,631	3,332,787

Income from operations	288,326	288,326	366,382	27,130	(564,631)	405,533
Interest expense, net of interest income	—	—	77,639	16,965	—	94,604
Loss from early extinguishment of debt	—	—	9	—	—	9

Income from continuing operations before income taxes	288,326	288,326	288,734	10,165	(564,631)	310,920
Provision for income taxes	120,782	—	—	—	—	120,782

Income from continuing operations	167,544	288,326	288,734	10,165	(564,631)	190,138
Discontinued operations, net of taxes:
Loss from operations of hospitals
sold or held for sale	—	—	—	(10,505)	—	(10,505)
Net loss on sale of hospitals	—	—	—	(7,618)	—	(7,618)
Impairment of long-lived assets of hospital held for sale	—	—	—	(4,471)	—	(4,471)

Loss on discontinued operations	—	—	—	(22,594)	—	(22,594)

Net income	$167,544	$288,326	$288,734	$(12,429)	$(564,631)	$167,544

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2006:
Net operating revenues	$—	$—	$3,519,487	$846,089	$—	$4,365,576

Operating costs and expenses:
Salaries and benefits	—	—	1,350,640	390,583	—	1,741,223
Provision for bad debts	—	—	434,536	113,245	—	547,781
Supplies	—	—	410,850	99,501	—	510,351
Other operating expenses	—	—	707,585	189,506	—	897,091
Rent	—	—	69,421	27,683	—	97,104
Minority interest in earnings	—	—	59	2,736	—	2,795
Depreciation and amortization	—	—	157,307	31,464	—	188,771
Equity in earnings of subsidiaries	(274,945)	(274,945)	34,624	—	515,266	—

Total operating costs and expenses	(274,945)	(274,945)	3,165,022	854,718	515,266	3,985,116

Income from operations	274,945	274,945	354,465	(8,629)	(515,266)	380,460
Interest expense, net of interest income	—	—	84,833	17,466	—	102,299
Loss from early extinguishment of debt	—	—	—	—	—	—

Income from continuing operations before income taxes	274,945	274,945	269,632	(26,095)	(515,266)	278,161
Provision for income taxes	106,682	—	—	—	—	106,682

Income from continuing operations	168,263	274,945	269,632	(26,095)	(515,266)	171,479
Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	—	—	—	(657)	—	(657)
Net loss on sale of hospitals	—	—	—	(2,559)	—	(2,559)
Impairment of long-lived assets of hospital held for sale	—	—	—	—	—	—

Loss on discontinued operations	—	—	—	(3,216)	—	(3,216)

Net income	$168,263	$274,945	$269,632	$(29,311)	$(515,266)	$168,263

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2004:
Cash flows from operating activities:
Net income	$151,433	$255,504	$255,583	$(10,923)	$(500,164)	$151,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	129,225	29,155	—	158,380
Deferred income taxes	32,552	—	—	9,350	—	41,902
Equity based compensation expense	2	—	—	—	—	2
Loss on early extinguishment of debt	788	—	—	—	—	788
Minority interest in earnings	—	—	—	1,578	—	1,578
Impairment on hospital held for sale	—	—	—	2,539	—	2,539
Loss on sale of hospitals	—	—	—	2,186	—	2,186
Other non-cash expenses, net	—	—	765	(96)	—	669
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	—	—	(28,425)	(3,389)	—	(31,814)
Supplies, prepaid expenses and other current assets	—	—	(11,712)	(1,837)	—	(13,549)
Accounts payable, accrued liabilities and income taxes	13,250	100	(37,532)	(189)	—	(24,371)
Advances to subsidiaries, net of return on investment	(222,766)	(316,460)	33,218	5,844	500,164	—
Other	5,361	(3,459)	33,694	411	—	36,007

Net cash provided by operating activities	(19,380)	(64,315)	374,816	34,629	—	325,750
Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(128,850)	(4,183)	—	(133,033)
Purchases of property and equipment	—	—	(146,835)	(17,451)	—	(164,286)
Disposition of hospitals	—	—	—	7,850	—	7,850
Proceeds from sale of equipment	—	—	770	20	—	790
Increase in other assets	—	—	(22,066)	(7,734)	—	(29,800)

Net cash used in investing activities	—	—	(296,981)	(21,498)	—	(318,479)
Cash flows from financing activities:
Proceeds from exercise of stock options	9,900	—	—	—	—	9,900
Proceeds from senior Subordinated Notes	300,000	—	—	—	—	300,000
Stock Buy-Back	(290,520)					(290,520)
Deferred financing costs	—	—	(12,785)	2	—	(12,783)
Excess tax benefits relating to stock-based compensation	—	—	—	—	—	—
Redemption of convertible notes	—	—	—	—	—	—
Proceeds from minority investors in joint ventures	—	—	—	—	—	—
Redemption of minority investments in joint ventures	—	—	—	(3,522)	—	(3,522)
Distribution to minority investors in joint ventures	—	—	—	(1,238)	—	(1,238)
Borrowings under Credit Agreement	—	1,724,640	1,129	(1)	—	1,725,768
Repayments of long-term indebtedness	—	(1,660,325)	(7,388)	(996)	—	(1,668,709)

Net cash (used in) provided by financing activities	19,380	64,315	(19,044)	(5,755)	—	58,896

Net change in cash and cash equivalents	—	—	58,791	7,376	—	66,167
Cash and cash equivalents at beginning of period	—	—	10,516	5,815	—	16,331

Cash and cash equivalents at end of period	$—	$—	$69,307	$13,191	$—	$82,498

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2005:
Cash flows from operating activities:
Net income	$167,544	$288,326	$288,734	$(12,429)	$(564,631)	$167,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	135,306	30,856	—	166,162
Deferred income taxes	9,889	—	—	—	—	9,889
Stock compensation expense	4,956	—	—	1	—	4,957
Excess tax benefits relating to stock-based compensation	—	—	—	—	—	—
Minority interest in earnings	—	—	129	2,975	—	3,104
Impairment on hospital held for sale	—	—	—	6,718	—	6,718
Loss on sale of hospitals	—	—	—	6,295	—	6,295
Other non-cash expenses, net	—	—	1,616	(876)	—	740
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	—	—	(39,035)	(8,420)	—	(47,455)
Supplies, prepaid expenses and other current assets	—	—	(18,616)	1,778	—	(16,838)
Accounts payable, accrued liabilities and income taxes	24,183	803	40,955	19,015	—	84,956
Advances to subsidiaries, net of return on investment	(183,328)	(272,332)	(92,822)	(16,149)	564,631	—
Other	7,327	(4,797)	27,979	(5,532)	—	24,977

Net cash provided by operating activities	30,571	12,000	344,246	24,232	—	411,049
Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(125,493)	(32,886)	—	(158,379)
Purchases of property and equipment	—	—	(162,401)	(25,964)	—	(188,365)
Disposition of hospitals	—	—	(6,500)	58,498	—	51,998
Proceeds from sale of equipment	—	—	112	2,213	—	2,325
Increase in other assets	—	—	(22,444)	(12,407)	—	(34,851)

Net cash used in investing activities	—	—	(316,726)	(10,546)	—	(327,272)
Cash flows from financing activities:
Proceeds from exercise of stock options	49,580	—	—	—	—	49,580
Stock buy-back	(79,853)	—	—	—	—	(79,853)
Deferred financing costs	—	—	(1,259)	—	—	(1,259)
Excess tax benefits relating to stock-based compensation	—	—	—	—	—	—
Redemption of convertible notes	(298)	—	—	—	—	(298)
Proceeds from minority investors in joint ventures	—	—	—	1,383	—	1,383
Redemption of minority investments in joint ventures	—	—	—	(3,242)	—	(3,242)
Distribution to minority investors in joint ventures	—	—	—	(1,939)	—	(1,939)
Borrowings under Credit Agreement	—	—	—	—	—	—
Repayments of long-term indebtedness	—	(12,000)	(11,989)	(2,550)	—	(26,539)

Net cash (used in) provided by financing activities	(30,571)	(12,000)	(13,248)	(6,348)	—	(62,167)

Net change in cash and cash equivalents	—	—	14,272	7,338	—	21,610
Cash and cash equivalents at beginning of period	—	—	69,307	13,191	—	82,498

Cash and cash equivalents at end of period	$—	$—	$83,579	$20,529	$—	$104,108

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Year ended December 31, 2006:
Cash flows from operating activities:
Net income	$168,263	$274,945	$269,632	$(29,311)	$(515,266)	$168,263
Adjustments to reconcile net income to net cash provided by operating activities:						—
Depreciation and amortization	—	—	157,307	31,464		188,771
Deferred income taxes	(25,228)	—	—	—		(25,228)
Stock compensation expense	20,073	—	—	—		20,073
Excess tax benefits relating to stock-based compensation	(6,819)	—	—	—		(6,819)
Minority interest in earnings	—	—	59	2,736		2,795
Impairment on hospital held for sale	—	—	—	—		—
Loss on sale of hospitals		—	—	3,937		3,937
Other non-cash expenses, net	—	—	517	(17)		500
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:						—
Patient accounts receivable	—	—	(67,215)	(3,926)		(71,141)
Supplies, prepaid expenses and other current assets	—	—	(11,010)	6,466		(4,544)
Accounts payable, accrued liabilities and income taxes	4,935	1,358	81,880	(36,022)		52,151
Advances to subsidiaries, net of return on investment	4,976	(655,565)	62,468	72,855	515,266	—
Other	(11,148)	(7,738)	23,643	16,740		21,497

Net cash provided by operating activities	155,052	(387,000)	517,281	64,922	—	350,255

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	—	—	(362,290)	(22,328)	—	(384,618)
Purchases of property and equipment	—	—	(182,907)	(41,612)	—	(224,519)
Disposition of hospitals	—	—	—	750	—	750
Proceeds from sale of equipment	—	—	104	4,376	—	4,480
Increase in other assets	—	—	(21,559)	(14,791)	—	(36,350)

Net cash used in investing activities	—	—	(566,652)	(73,605)	—	(640,257)

Cash flows from financing activities:
Proceeds from exercise of stock options	14,573	—	—	—	—	14,573
Stock buy-back	(176,316)	—	—	—	—	(176,316)
Deferred financing costs	—	—	(2,153)	—	—	(2,153)
Excess tax benefits relating to stock-based compensation	6,819	—	—	—	—	6,819
Redemption of convertible notes	(128)	—	—	—	—	(128)
Proceeds from minority investors in joint ventures	—	—	—	6,890	—	6,890
Redemption of minority investments in joint ventures	—	—	(56)	(859)	—	(915)
Distribution to minority investors in joint ventures	—	—	—	(3,220)	—	(3,220)
Borrowings under Credit Agreement	—	1,031,000	—	—	—	1,031,000
Repayments of long-term indebtedness	—	(644,000)	(3,286)	(2,804)	—	(650,090)

	—
Net cash (used in) provided by financing activities	(155,052)	387,000	(5,495)	7	—	226,460

Net change in cash and cash equivalents	—	—	(54,866)	(8,676)	—	(63,542)
Cash and cash equivalents at beginning of period	—	—	83,579	20,529	—	104,108

Cash and cash equivalents at end of period	$—	$—	$28,713	$11,853	$—	$40,566